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                                                      --------------------------
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                                                      hours per response....14.5
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*
--------------------------------------------------------------------------------

                          Univision Communications Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    914906102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 6, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   12,460,000
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    12,460,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,460,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, PN
------------====================================================================



                               Page 2 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   12,460,000
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    12,460,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,460,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14

            OO
------------====================================================================



                               Page 3 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   12,460,000
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    12,460,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,460,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 4 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   12,460,000
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    12,460,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,460,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 5 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   12,460,000
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    12,460,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,460,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 6 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page,  however, is a beneficial owner only
                           of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   191,000
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    191,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            191,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 7 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page,  however, is a beneficial owner only
                           of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,611,800
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,611,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,611,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 8 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page,  however, is a beneficial owner only
                           of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   1,715,200
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    1,715,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,715,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 9 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page,  however, is a beneficial owner only
                           of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   224,700
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    224,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            224,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                              Page 10 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page,  however, is a beneficial owner only
                           of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   103,800
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    103,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            103,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                              Page 11 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page,  however, is a beneficial owner only
                           of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   99,000
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    99,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            99,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                              Page 12 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page,  however, is a beneficial owner only
                           of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,389,400
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,389,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,389,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                              Page 13 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   9,699,305
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    9,699,305
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            9,699,305
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================



                              Page 14 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   9,334,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    9,334,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            9,334,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                              Page 15 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 16 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 17 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 18 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 19 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Douglas M. MacMahon
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 20 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 21 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 22 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 23 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 24 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 25 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 26 of 45 Pages

                                       13D
===================
CUSIP No. 914906102
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2               **     The  reporting  persons  making  this  filing hold an
                           aggregate of 19,034,205  Class A Shares which is 7.6%
                           of the class of securities.  The reporting  person on
                           this cover page, however,  may be deemed a beneficial
                           owner only of the  securities  reported by it on this
                           cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   19,034,205
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    19,034,205
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,034,205
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 27 of 45 Pages

         This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on January 5, 2007 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and supplemented by the following:

         The net investment cost (including commissions) for the Class A Shares acquired by each of the Funds and the Managed Accounts since the filing of the prior Schedule 13D is set forth below:

     Entity               Class A Shares Acquired          Approximate Net
     ------               -----------------------          ---------------
                                                           Investment Cost
                                                           ---------------
     Noonday Fund                   99,500                   $3,570,814
     FCP                         1,431,600                  $51,366,281
     FCIP                          471,900                  $16,931,598
     FCIP II                        99,900                   $3,584,459
     FCIP III                       50,600                   $1,815,599
     Tinicum                        32,200                   $1,155,386
     FCOI II                       907,400                  $32,557,851
     Managed Accounts            3,395,105                 $121,819,761

         The consideration for such acquisitions was obtained as follows: (i) with respect to the Noonday Fund, FCP, Tinicum and FCOI II, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. The Noonday Fund, FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Class A Shares.

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 249,721,609 Class A Shares outstanding as of January 8, 2007 as reported by the Company in its Annual Report on Form



                              Page 28 of 45 Pages

                           10-K for the fiscal year ended December 31, 2006 with the Securities and Exchange Commission on February 9, 2007.

                  (c) The trade dates, number of Class A Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Class A Shares by the Funds since the filing of the prior
                           Schedule 13D are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (b)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser, and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.



                              Page 29 of 45 Pages

         (c)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (d)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Class A Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Class A Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior 13D are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Management Company.



                              Page 30 of 45 Pages

                  (e)      Not applicable.

         (e)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (f)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.



                              Page 31 of 45 Pages

         The Class A Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday
Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Class A Shares owned by the Noonday Fund and certain of such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Class A Shares owned by the Noonday Fund and certain of such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Class A Shares owned by the Noonday Fund and certain of such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Class A Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Class A Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Class A Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Class A Shares.



                              Page 32 of 45 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 2007

           /s/ Monica R. Landry
           ----------------------------------------
           NOONDAY G.P. (U.S.), L.L.C.
           By Monica R. Landry, Attorney-in-fact

           /s/ Monica R. Landry
           ----------------------------------------
           NOONDAY CAPITAL, L.L.C.,
           On its own behalf
           and as the General Partner of
           NOONDAY ASSET MANAGEMENT, L.P.
           By Monica R. Landry, Attorney-in-fact

           /s/ Monica R. Landry
           ----------------------------------------
           FARALLON PARTNERS, L.L.C.,
           On its own behalf,
           as the General Partner of
           FARALLON CAPITAL PARTNERS, L.P.,
           FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
           FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
           and as the Managing Member of
           NOONDAY CAPITAL PARTNERS, L.L.C.
           By Monica R. Landry, Managing Member

           /s/ Monica R. Landry
           ----------------------------------------
           FARALLON CAPITAL MANAGEMENT, L.L.C.
           By Monica R. Landry, Managing Member

           /s/ Monica R. Landry
           ----------------------------------------
           Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel,
           Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel,
           Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which



                              Page 33 of 45 Pages
were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this
Schedule 13D on its or his behalf,  which were filed with Amendment No. 5 to the
Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference.




                              Page 34 of 45 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The First Noonday Sub-adviser
         -----------------------------

         (a)    Noonday G.P. (U.S.), L.L.C.
         (b)    c/o Noonday Asset Management, L.P.
                227 West Trade Street, Suite 2140
                Charlotte, North Carolina 28202
         (c) Serves as sub-investment adviser to investment funds and managed accounts
         (d)    Delaware limited liability company
         (e)    Managing Members:
                David I. Cohen and Saurabh K. Mittal

2.       The Second Noonday Sub-adviser
         ------------------------------

         (a)    Noonday Asset Management, L.P.
         (b)    227 West Trade Street, Suite 2140
                Charlotte, North Carolina 28202
         (c) Serves as sub-investment adviser to investment funds and managed accounts
         (d)    Delaware limited partnership
         (e) David I. Cohen and Saurabh K. Mittal, the managing members of its general partner

3.       The Noonday General Partner
         ---------------------------

         (a)    Noonday Capital, L.L.C.
         (b)    c/o Noonday Asset Management, L.P.
                227 West Trade Street, Suite 2140
                Charlotte, North Carolina 28202
         (c)    Serves as general partner of the Second Noonday Sub-adviser
         (d)    Delaware limited liability company
         (e)    Managing Members: David I. Cohen and Saurabh K. Mittal

4.       The Noonday Individual Reporting Persons
         ----------------------------------------

         Cohen is a citizen of the United States. Mittal is a citizen of India. The business address of each of the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of each of the Noonday Individual Reporting Persons is serving as the managing member of both the First Noonday Sub-adviser and the Noonday General Partner. The Noonday Individual Reporting Persons do not have any additional



                              Page 35 of 45 Pages
         information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

5.       The Management Company
         ----------------------

         (a)    Farallon Capital Management, L.L.C.
         (b)    One Maritime Plaza, Suite 1325
                San Francisco, California  94111
         (c)    Serves as investment adviser to various managed accounts
         (d)    Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

6.       The Farallon General Partner
         ----------------------------

         (a)    Farallon Partners, L.L.C.
         (b)    c/o Farallon Capital Management, L.L.C.
                One Maritime Plaza, Suite 1325
                San Francisco, California  94111
         (c)    Serves as general partner to investment partnerships
         (d)    Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

7.       Managing Members of the Management Company and the Farallon General
         -------------------------------------------------------------------
         Partner
         -------

         Each of the managing members of the Management Company and the Farallon General Partner other than Gregory S. Swart is a citizen of the United States. Gregory S. Swart is a citizen of New Zealand. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.



                              Page 36 of 45 Pages

                                   SCHEDULE A
                                   ----------
                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------

                           NO. OF CLASS A SHARES                 PRICE
       TRADE DATE                   PURCHASED              PER CLASS A SHARE
       ----------                   ---------              -----------------

       1/31/2007                      300                     $35.83
        2/1/2007                      500                     $35.73
        2/1/2007                    7,900                     $35.79
        2/1/2007                      200                     $35.77
        2/5/2007                   14,900                     $35.91
        2/6/2007                    3,400                     $35.88
        2/6/2007                    5,300                     $35.88
        2/6/2007                    6,100                     $35.88
        2/7/2007                    3,700                     $35.88
        2/7/2007                   14,900                     $35.88
        2/7/2007                    8,800                     $35.88
        2/9/2007                    2,500                     $35.88
        2/9/2007                      400                     $35.83
        2/9/2007                    1,500                     $35.85
       2/12/2007                    1,500                     $35.91
       2/12/2007                    3,300                     $35.91
       2/13/2007                    4,000                     $35.92
       2/13/2007                   15,000                     $35.92
       2/13/2007                    5,300                     $35.92





                              Page 37 of 45 Pages

                                   SCHEDULE B
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                           NO. OF CLASS A SHARES                 PRICE
       TRADE DATE                   PURCHASED              PER CLASS A SHARE
       ----------                   ---------              -----------------

       1/17/2007                   38,300                     $35.75
       1/31/2007                    5,400                     $35.83
       1/31/2007                    6,100                     $35.83
        2/1/2007                    5,200                     $35.73
        2/1/2007                   72,600                     $35.79
        2/1/2007                    1,700                     $35.77
        2/1/2007                    6,000                     $35.73
        2/1/2007                   83,100                     $35.79
        2/1/2007                    1,900                     $35.77
        2/5/2007                  138,900                     $35.91
        2/5/2007                  155,500                     $35.91
        2/6/2007                   42,100                     $35.88
        2/6/2007                   65,300                     $35.88
        2/6/2007                   76,100                     $35.88
        2/7/2007                   45,700                     $35.88
        2/7/2007                  183,200                     $35.88
        2/7/2007                  107,500                     $35.88
        2/9/2007                   31,800                     $35.88
        2/9/2007                    5,600                     $35.83
        2/9/2007                   19,100                     $35.85
       2/12/2007                      100                     $35.91
       2/12/2007                   21,800                     $35.91
       2/12/2007                   48,400                     $35.91
       2/13/2007                   44,400                     $35.92
       2/13/2007                  166,900                     $35.92
       2/13/2007                   58,900                     $35.92




                              Page 38 of 45 Pages

                                   SCHEDULE C
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                           NO. OF CLASS A SHARES                  PRICE
       TRADE DATE                   PURCHASED              PER CLASS A SHARE
       ----------                   ---------              -----------------

       1/17/2007                   16,500                     $35.75
       1/31/2007                    2,500                     $35.83
       1/31/2007                    2,900                     $35.83
        2/1/2007                    1,600                     $35.73
        2/1/2007                   22,800                     $35.79
        2/1/2007                      500                     $35.77
        2/1/2007                    1,900                     $35.73
        2/1/2007                   26,300                     $35.79
        2/1/2007                      600                     $35.77
        2/5/2007                   44,700                     $35.91
        2/5/2007                   49,600                     $35.91
        2/6/2007                   13,500                     $35.88
        2/6/2007                   21,000                     $35.88
        2/6/2007                   24,500                     $35.88
        2/7/2007                   14,900                     $35.88
        2/7/2007                   59,700                     $35.88
        2/7/2007                   35,000                     $35.88
        2/9/2007                   10,400                     $35.88
        2/9/2007                    1,800                     $35.83
        2/9/2007                    6,200                     $35.85
       2/12/2007                    7,400                     $35.91
       2/12/2007                   16,500                     $35.91
       2/13/2007                   15,000                     $35.92
       2/13/2007                   56,300                     $35.92
       2/13/2007                   19,800                     $35.92






                              Page 39 of 45 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                           NO. OF CLASS A SHARES                  PRICE
       TRADE DATE                   PURCHASED              PER CLASS A SHARE
       ----------                   ---------              -----------------

       1/17/2007                    2,300                     $35.75
       1/31/2007                      400                     $35.83
       1/31/2007                      400                     $35.83
        2/1/2007                      400                     $35.73
        2/1/2007                    5,200                     $35.79
        2/1/2007                      100                     $35.77
        2/1/2007                      400                     $35.73
        2/1/2007                    6,100                     $35.79
        2/1/2007                      100                     $35.77
        2/5/2007                    9,900                     $35.91
        2/5/2007                   11,600                     $35.91
        2/6/2007                    2,900                     $35.88
        2/6/2007                    4,500                     $35.88
        2/6/2007                    5,300                     $35.88
        2/7/2007                    3,200                     $35.88
        2/7/2007                   12,800                     $35.88
        2/7/2007                    7,500                     $35.88
        2/9/2007                    2,100                     $35.88
        2/9/2007                      400                     $35.83
        2/9/2007                    1,300                     $35.85
       2/12/2007                    1,500                     $35.91
       2/12/2007                    3,300                     $35.91
       2/13/2007                    3,000                     $35.92
       2/13/2007                   11,200                     $35.92
       2/13/2007                    4,000                     $35.92







                              Page 40 of 45 Pages

                                   SCHEDULE E
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                           NO. OF CLASS A SHARES                  PRICE
       TRADE DATE                   PURCHASED              PER CLASS A SHARE
       ----------                   ---------              -----------------

       1/17/2007                    1,200                     $35.75
       1/31/2007                      200                     $35.83
       1/31/2007                      200                     $35.83
        2/1/2007                      200                     $35.73
        2/1/2007                    2,600                     $35.79
        2/1/2007                      100                     $35.77
        2/1/2007                      200                     $35.73
        2/1/2007                    2,600                     $35.79
        2/1/2007                      100                     $35.77
        2/5/2007                    5,000                     $35.91
        2/5/2007                    6,600                     $35.91
        2/6/2007                    1,500                     $35.88
        2/6/2007                    2,300                     $35.88
        2/6/2007                    2,600                     $35.88
        2/7/2007                    1,600                     $35.88
        2/7/2007                    6,400                     $35.88
        2/7/2007                    3,800                     $35.88
        2/9/2007                    1,100                     $35.88
        2/9/2007                      200                     $35.83
        2/9/2007                      600                     $35.85
       2/12/2007                      700                     $35.91
       2/12/2007                    1,700                     $35.91
       2/13/2007                    1,500                     $35.92
       2/13/2007                    5,600                     $35.92
       2/13/2007                    2,000                     $35.92







                              Page 41 of 45 Pages

                                   SCHEDULE F
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------

                           NO. OF CLASS A SHARES                  PRICE
       TRADE DATE                   PURCHASED              PER CLASS A SHARE
       ----------                   ---------              -----------------

       1/17/2007                      800                     $35.75
       1/31/2007                      100                     $35.83
       1/31/2007                      100                     $35.83
        2/1/2007                      100                     $35.73
        2/1/2007                    1,700                     $35.79
        2/1/2007                      100                     $35.73
        2/1/2007                    1,700                     $35.79
        2/5/2007                    3,300                     $35.91
        2/5/2007                    3,300                     $35.91
        2/6/2007                    1,000                     $35.88
        2/6/2007                    1,500                     $35.88
        2/6/2007                    1,800                     $35.88
        2/7/2007                    1,100                     $35.88
        2/7/2007                    4,200                     $35.88
        2/7/2007                    2,500                     $35.88
        2/9/2007                      700                     $35.88
        2/9/2007                      100                     $35.83
        2/9/2007                      400                     $35.85
       2/12/2007                      500                     $35.91
       2/12/2007                    1,100                     $35.91
       2/13/2007                    1,000                     $35.92
       2/13/2007                    3,800                     $35.92
       2/13/2007                    1,300                     $35.92







                              Page 42 of 45 Pages

                                   SCHEDULE G
                                   ----------

                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  --------------------------------------------

                           NO. OF CLASS A SHARES                  PRICE
       TRADE DATE                   PURCHASED              PER CLASS A SHARE
       ----------                   ---------              -----------------

       1/17/2007                   23,000                     $35.75
       1/31/2007                    3,400                     $35.83
       1/31/2007                    3,800                     $35.83
        2/1/2007                    3,300                     $35.73
        2/1/2007                   46,400                     $35.79
        2/1/2007                    1,100                     $35.77
        2/1/2007                    3,800                     $35.73
        2/1/2007                   53,400                     $35.79
        2/1/2007                    1,200                     $35.77
        2/5/2007                   89,300                     $35.91
        2/5/2007                   00,900                     $35.91
        2/6/2007                   26,600                     $35.88
        2/6/2007                   41,300                     $35.88
        2/6/2007                   48,100                     $35.88
        2/7/2007                   29,200                     $35.88
        2/7/2007                   17,200                     $35.88
        2/7/2007                   68,800                     $35.88
        2/9/2007                   19,600                     $35.88
        2/9/2007                    3,400                     $35.83
        2/9/2007                   11,800                     $35.85
       2/12/2007                      100                     $35.91
       2/12/2007                   13,900                     $35.91
       2/12/2007                   30,800                     $35.91
       2/13/2007                   27,400                     $35.92
       2/13/2007                   03,100                     $35.92
       2/13/2007                   36,500                     $35.92







                              Page 43 of 45 Pages

                                   SCHEDULE H
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                           NO. OF CLASS A SHARES                  PRICE
       TRADE DATE                   PURCHASED              PER CLASS A SHARE
       ----------                   ---------              -----------------

       1/17/2007                   71,000                     $35.75
       1/31/2007                   10,200                     $35.83
       1/31/2007                   11,500                     $35.83
        2/1/2007                   11,100                     $35.73
        2/1/2007                  154,900                     $35.79
        2/1/2007                    3,505                     $35.77
        2/1/2007                   12,600                     $35.73
        2/1/2007                  176,800                     $35.79
        2/1/2007                    4,105                     $35.77
        2/5/2007                  297,700                     $35.91
        2/5/2007                  334,100                     $35.91
        2/6/2007                   89,000                     $35.88
        2/6/2007                  137,800                     $35.88
        2/6/2007                  161,000                     $35.88
        2/7/2007                   98,095                     $35.88
        2/7/2007                  394,100                     $35.88
        2/7/2007                  231,100                     $35.88
        2/9/2007                   64,600                     $35.88
        2/9/2007                   11,400                     $35.83
        2/9/2007                   39,000                     $35.85
       2/12/2007                      400                     $35.91
       2/12/2007                   45,000                     $35.91
       2/12/2007                   99,500                     $35.91
       2/13/2007                   88,100                     $35.92
       2/13/2007                  331,800                     $35.92
       2/13/2007                  117,300                     $35.92

       1/31/2007                    2,500                     $35.83
        2/1/2007                    2,600                     $35.73
        2/1/2007                   35,900                     $35.79
        2/1/2007                      800                     $35.77
        2/5/2007                   57,900                     $35.91
        2/6/2007                   13,500                     $35.88
        2/6/2007                   21,000                     $35.88
        2/6/2007                   24,500                     $35.88
        2/7/2007                   14,900                     $35.88
        2/7/2007                   59,700                     $35.88
        2/7/2007                   35,000                     $35.88



                              Page 44 of 45 Pages

        2/9/2007                   10,000                     $35.88
        2/9/2007                    1,700                     $35.83
        2/9/2007                    6,000                     $35.85
       2/12/2007                    6,900                     $35.91
       2/12/2007                   15,400                     $35.91
       2/13/2007                   15,000                     $35.92
       2/13/2007                   56,300                     $35.92
       2/13/2007                   19,800                     $35.92


















                              Page 45 of 45 Pages